EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2017 First Quarter Results

STAMFORD, Conn., Feb. 01, 2017 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2017 first quarter, the three-month period ended December 31, 2016.

For the fiscal 2017 first quarter Star reported a 20.4 percent increase in total revenue to $384.1 million, compared with revenue of $319.1 million in the prior-year period, largely due to a weather related increase in home heating oil and propane volume and an increase in wholesale per gallon product costs of 10.7 percent. The impact of these items was partially offset by a decline in home heating oil and propane per gallon margins.

Home heating oil and propane volume for the fiscal 2017 first quarter increased by 19.4 million gallons, or 24.3 percent, to 99.5 million gallons, as the impact of colder temperatures was somewhat offset by net customer attrition and other factors. Temperatures in Star's geographic areas of operation for the fiscal 2017 first quarter were 33.6 percent colder than during the fiscal 2016 first quarter but 10.7 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Net income increased $6.2 million, or 51.6 percent, to $18.3 million, as the impact of colder temperatures and a favorable change in the fair value of derivative instruments of $14.1 million was partially offset by the impact of lower home heating oil and propane margins, the absence of a $12.5 million credit recorded under the Partnership's weather hedge contract (as was recorded in fiscal 2016), and an increase in income tax expense of $3.4 million.

Adjusted EBITDA decreased by $4.7 million, or 13.1 percent, to $31.2 million as the increase in volume attributable to 33.6 percent colder weather was more than offset by the impact of lower home heating oil and propane per gallon margins and the absence of a $12.5 million credit under the Partnership’s weather hedge contract as was recorded during the prior year’s fiscal first quarter. While the Partnership’s weather hedge contract covers the period from November 1 through March 31, taken as a whole, the extreme temperatures -- 32.7 percent warmer than normal – experienced during the three months ended December 31, 2015 resulted in the Partnership recording the full benefit under its weather hedge contract during this period. The Partnership did not adjust or record any additional weather hedge benefit during the quarter ended March 31, 2016, when temperatures were 12.3 percent warmer than normal.

"We got off to a great start this year and were pleased to see temperatures in the first quarter rebound nicely from fiscal 2016, when temperatures were much higher than normal across our operations,” said Steven J. Goldman, Star Gas Partners' Chief Executive Officer. “In part due to the colder weather, an increased demand for service, and a more responsive approach to managing margins, we were able to post a net gain in customer accounts during the period – which reflects well on the efforts of our employees as well as the strength of our brands. We also acquired three small businesses in the quarter, including the one in Michigan previously announced, as we continue our drive to expand and diversify our overall operating footprint.”

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast Thursday, February 2, 2017 at 11:00 a.m. Eastern Time. The conference call dial-in number 877-327-7688 or 412-317-5112 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com.

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Partnership also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Partnership provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2016. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

 (financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2016	2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$37,076	$139,188
Receivables, net of allowance of $4,699 and $4,419, respectively	155,161	78,650
Inventories	62,299	45,894
Fair asset value of derivative instruments	11,177	3,987
Prepaid expenses and other current assets	30,650	27,139
Total current assets	296,363	294,858

Property and equipment, net	74,080	70,410
Goodwill	213,733	212,760
Intangibles, net	96,563	97,656
Deferred tax assets, net	1,196	5,353
Restricted cash	250	-
Investments	11,478	-
Deferred charges and other assets, net	11,107	11,074
Total assets	$704,770	$692,111

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$45,578	$25,690
Fair liability value of derivative instruments	486	2,285
Current maturities of long-term debt	10,000	16,200
Accrued expenses and other current liabilities	107,304	103,855
Unearned service contract revenue	64,813	56,971
Customer credit balances	62,583	84,921
Total current liabilities	290,764	289,922

Long-term debt	73,008	75,441
Other long-term liabilities	26,772	25,255

Partners’ capital
Common unitholders	335,212	322,771
General partner	(542)	(516)
Accumulated other comprehensive loss, net of taxes	(20,444)	(20,762)
Total partners’ capital	314,226	301,493
Total liabilities and partners’ capital	$704,770	$692,111

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31,
(in thousands, except per unit data - unaudited)	2016	2015

Sales:
Product	$316,291	$252,950
Installations and services	67,827	66,105
Total sales	384,118	319,055
Cost and expenses:
Cost of product	199,593	150,102
Cost of installations and services	66,487	62,912
(Increase) decrease in the fair value of derivative instruments	(8,551)	5,536
Delivery and branch expenses	81,133	64,194
Depreciation and amortization expenses	6,561	6,766
General and administrative expenses	6,353	6,420
Finance charge income	(695)	(521)
Operating income	33,237	23,646
Interest expense, net	(1,787)	(1,859)
Amortization of debt issuance costs	(312)	(312)
Income before income taxes	31,138	21,475
Income tax expense	12,863	9,417
Net income	$18,275	$12,058
General Partner’s interest in net income	105	68
Limited Partners’ interest in net income	$18,170	$11,990

Per unit data (Basic and Diluted):
Net income available to limited partners	$0.33	$0.21
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	0.05	0.02
Limited Partner’s interest in net income under FASB ASC 260-10-45-60	$0.28	$0.19

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	55,888	57,281

SUPPLEMENTAL INFORMATION
STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2016	2015

Net income	$18,275	$12,058
Plus:
Income tax expense	12,863	9,417
Amortization of debt issuance cost	312	312
Interest expense, net	1,787	1,859
Depreciation and amortization	6,561	6,766
EBITDA	39,798	30,412

(Increase) / decrease in the fair value of derivative instruments	(8,551)	5,536
Adjusted EBITDA	31,247	35,948

Add / (subtract)
Income tax expense	(12,863)	(9,417)
Interest expense, net	(1,787)	(1,859)
Provision (recovery) for losses on accounts receivable	31	(636)
Increase in accounts receivables	(76,845)	(22,263)
Increase in inventories	(16,248)	(9,064)
Increase (decrease) in customer credit balances	(22,805)	10,427
Change in deferred taxes	3,941	609
Increase in weather hedge contract receivable	-	(12,500)
Change in other operating assets and liabilities	29,823	11,954
Net cash provided by (used in) operating activities	$(65,506)	$3,199

Net cash used in investing activities	$(21,796)	$(10,798)

Net cash used in financing activities	$(14,560)	$(6,019)

Home heating oil and propane gallons sold	99,500	80,100
Other petroleum products	29,400	27,300
Total all products	128,900	107,400

CONTACT:
Star Gas Partners
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com
Source: Star Gas Partners, L.P.